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EXHIBIT 10.12

JUNIOR SUBORDINATED LOAN AGREEMENT

DATED AS OF APRIL 19, 1999

BETWEEN

FALCON FINANCIAL, LLC,
as Borrower,

and

FALCON AUTO VENTURE LLC,
as Lender

Section 1. DEFINITIONS		1
1.1	Certain Defined Terms	1
1.2	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement	9
1.3	Other Definitional Provisions	10
Section 2. AMOUNT AND TERMS OF LOAN		10
2.1	Amount; Notes	10
2.2	Interest on the Loans	10
2.3	Prepayments; General Provisions Regarding Payments	11
2.4	Use of Proceeds	12
2.5	Increased Costs; Taxes; Capital Adequacy	12
Section 3. CONDITIONS TO LOANS		13
3.1	Conditions to Effectiveness of this Agreement and the First Loan	13
3.2	Conditions to the Second Loan	14
Section 4. COMPANY'S REPRESENTATIONS AND WARRANTIES		15
4.1	Organization, Powers, Qualification, Good Standing, Business and Subsidiaries	15
4.2	Authorization of Borrowing, etc.	16
4.3	No Restricted Junior Payments	16
4.4	Title to Properties; Liens	16
4.5	Litigation; Adverse Facts	16
4.6	Payment of Taxes	16
4.7	Performance of Agreements; Materially Adverse Agreements	16
4.8	Governmental Regulation	17
4.9	Securities Activities	17
4.10	Employee Benefit Plans	17
4.11	Certain Fees	17
4.12	Environmental Protection	17
4.13	Employee Matters	18
4.14	Solvency	18
4.15	Disclosure	18
Section 5. COMPANY'S AFFIRMATIVE COVENANTS		18
5.1	Financial Statements and Other Reports	18
5.2	Existence, etc.	20
5.3	Payment of Taxes and Claims; Tax Consolidation	20
5.4	Maintenance of Properties; Insurance	20
5.5	Inspection	20
5.6	Compliance with Laws, etc.	20
5.7	Company's Remedial Action Regarding Hazardous Materials	21
Section 6. COMPANY'S NEGATIVE COVENANTS		21
6.1	Indebtedness	21
6.2	Liens and Related Matters	22
6.3	Investments; Joint Ventures	22
6.4	Contingent Obligations	23
6.5	Restricted Junior Payments	23
6.6	Restriction on Fundamental Changes	23
6.7	Consolidated Capital Expenditures	24
6.8	Restriction on Leases	24
6.9	Transactions with Shareholders and Affiliates	24
6.10	Disposal of Subsidiary Stock	24
6.11	Accounting Changes	24
6.12	Limitation of Ranking of Future Indebtedness	24
6.13	Stay, Extension and Usury Laws	25

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6.14	Amendment of Operating Agreement and Certain Agreements	25
6.15	Amendments of Documents Relating to Subordinated Indebtedness	25
Section 7. EVENTS OF DEFAULT		25
7.1	Failure to Make Payments When Due	25
7.2	Default in Other Agreements	25
7.3	Intentionally Omitted	26
7.4	Breach of Warranty	26
7.5	Other Defaults Under Loan Documents	26
7.6	Involuntary Bankruptcy; Appointment of Receiver, etc.	26
7.7	Voluntary Bankruptcy; Appointment of Receiver, etc.	27
7.8	Judgments and Attachments	27
7.9	Dissolution	27
7.10	Employee Benefit Plans	27
7.11	Material Adverse Effect	27
Section 8. SUBORDINATION		28
8.1	Junior Subordinated Loan Obligations Subordinate to Senior Loan Obligations and Senior Subordinated Loan Obligations	28
8.2	Payment Over of Proceeds and Rights Upon Dissolution, Etc.	28
8.3	Suspension of Payment When Senior Loan Obligations or Senior Subordinated Loan Obligations In Default; Continued Accrual of Interest	30
8.4	Subrogation to Rights of Holders of Senior Loan Obligations and Senior Subordinated Loan Obligations	30
8.5	Payments Received In Contravention of this Agreement	30
8.6	Subordination Rights Not Imposed by Acts or Omissions of Senior Lenders, Senior Subordinated Lenders or Company; Further Assurances	31
8.7	Provisions Solely to Define Relative Rights	32
8.8	No Impairment of Obligations	32
8.9	Lender Exercising Remedies.	32
8.10	Intentionally Omitted.	32
8.11	No Assignment of Junior Subordinated Loan Obligations and Other Matters	32
Section 9. MISCELLANEOUS		33
9.1	Assignments and Participations in Loan	33
9.2	Expenses	33
9.3	Indemnity	33
9.4	Amendments and Waivers	34
9.5	Independence of Covenants	34
9.6	Notices	34
9.7	Survival of Representations, Warranties and Agreements	34
9.8	Failure or Indulgence Not Waiver; Remedies Cumulative	35
9.9	Marshalling; Payments Set Aside	35
9.10	Severability	35
9.11	Headings	35
9.12	Applicable Law	35
9.13	Successors and Assigns	35
9.14	Consent to Jurisdiction and Service of Process	35
9.15	Waiver of Jury Trial	36
9.16	Counterparts; Effectiveness	36
9.17	Confidentiality	36
	Signature pages	S-1

ii

EXHIBITS
I	FORM OF NOTE
II	FORM OF INTEREST CAPITALIZATION NOTE
III	FORM OF COMPLIANCE CERTIFICATE
SCHEDULES
2.1	COMPANY ACCOUNT

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FALCON FINANCIAL, LLC

JUNIOR SUBORDINATED LOAN AGREEMENT

        This JUNIOR SUBORDINATED LOAN AGREEMENT (this "Agreement") is dated as of April 19, 1999 and entered into by and among FALCON FINANCIAL, LLC, a Delaware limited liability company ("Company"), and FALCON AUTO VENTURE LLC, a Delaware limited liability company (the "Lender").

R E C I T A L S

        WHEREAS, Company, SunAmerica Life Insurance Company ("SunAmerica") and Goldman Sachs Mortgage Company ("Goldman"; collectively with SunAmerica, the "Senior Subordinated Lenders") entered into the Amended and Restated Senior Subordinated Loan Agreement as of January 7, 1998 (as it has been and may be amended, supplemented or otherwise modified from time to time, the "Senior Subordinated Loan Agreement") pursuant to which the parties have agreed to extend a $19.3 million senior subordinated loan facility for the purposes and on the terms and conditions set forth therein;

        WHEREAS, Company, SunAmerica, as Sponsor and Master Servicer, LaSalle National Bank, as Paying Agent and Custodian, and ABN AMRO Bank N.V., as Facility Agent, entered into the Revolving Warehouse Financing Agreement as of January 7, 1998 (as it has been and may be amended, supplemented or otherwise modified from time to time, the "Warehouse Agreement"), pursuant to which Company will from time to time obtain financing for the extension of franchise loans to franchised new car automobile dealers and mortgage loans to real property owners (collectively, the "Receivables") by selling such Receivables to certain purchasers;

        WHEREAS, Company desires that Lender extend a $500,000 junior subordinated loan facility for the purposes and on the terms and conditions set forth herein;

        NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Company and Lender hereby agree as follows:

Section 1.    DEFINITIONS

1.1    Certain Defined Terms.

        The following terms used in this Agreement shall have the following meanings:

        "Affiliate", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

        "Agreement" means this Junior Subordinated Loan Agreement, as it may be amended, supplemented or otherwise modified from time to time.

        "Asset Sale" means the sale by Company or any of its Subsidiaries to any Person of any assets (whether tangible or intangible) of Company or any of its Subsidiaries outside of the ordinary course of business, including, in any event, a sale of Eligible Assets by Company to a Subsidiary (including a trust) of Company in connection with a Securitization Transaction.

        "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

        "Business Day" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the States of New York and California or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

        "Capital Lease", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

        "Cash Equivalents" means (i) marketable securities issued or directly and unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc.; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Ratings Group or at least P-1 from Moody's Investors Service, Inc.; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having unimpaired capital and surplus of not less than $250,000,000 (each such commercial bank herein called a "Cash Equivalent Bank"); (v) Eurodollar time deposits having a maturity of less than one year purchased directly from any Cash Equivalent Bank (whether such deposit is with such Cash Equivalent Bank or any other Cash Equivalent Bank); and (vi) money market funds having the highest rating attainable from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc.

        "Commitment" means the commitment of Lender to make Loans to the Company pursuant to Section 2.1A.

        "Commitment Termination Date" means October 1, 2004.

        "Company" has the meaning assigned to that term in the introduction to this Agreement.

        "Company Member Interests" means the member interests of Company.

        "Compliance Certificate" means a certificate substantially in the form of Exhibit III annexed hereto delivered to Lender by Company pursuant to Section 5.1(ii).

        "Consolidated Capital Expenditures" means, for any period, the sum of (i) the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Company and its Subsidiaries) by Company and its Subsidiaries during that period that, in conformity with GAAP, are included in "additions to property, plant or equipment" or comparable items reflected in the consolidated statement of cash flows of Company and its Subsidiaries plus (ii) to the extent not covered by clause (i) of this definition, the aggregate of all expenditures by Company and its Subsidiaries during that period to acquire (by purchase or otherwise) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person.

        "Consolidated Rental Payments" means, for any period, the aggregate amount of all rents paid or payable by Company and its Subsidiaries on a consolidated basis during that period under all Capital Leases and Operating Leases to which Company or any of its Subsidiaries is a party as lessee.

        "Contingent Obligation", as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under interest rate swap, cap or collar agreements and currency swap or cap agreements or any other similar agreements. Contingent Obligations shall include, without limitation, (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (X) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (Y) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (X) or (Y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

        "Contractual Obligation", as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

        "Cut-Off Date" has the meaning set forth in the Warehouse Agreement.

        "Eligible Assets" means loans made by Company to Dealers (as defined in the Senior Subordinated Loan Agreement) in accordance with the Loan Origination Guidelines, any assets collateralizing such loans and any assets acquired from Dealers in sale/leaseback transactions.

        "Employee Benefit Plan" means any "employee benefit plan" as defined in Section 3(3) of ERISA that is, or was at any time, maintained or contributed to by Company or any of its ERISA Affiliates.

        "Environmental Laws" means all statutes, ordinances, orders, rules, regulations, plans, policies or decrees and the like relating to (i) environmental matters, including, without limitation, those relating to fines, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the Release or threatened Release of Hazardous Materials, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Company or any of its Subsidiaries or any of their respective properties.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

        "ERISA Affiliate", as applied to any Person, means (i) any corporation which is, or was at any time, a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is, or was at any time, a member; (ii) any trade or business (whether or not incorporated) which is, or was at any time, a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is, or was at any time, a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is, or was at any time, a member.

        "ERISA Event" means (i) a "reportable event" within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Company or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Sections 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Company or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal by Company or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Company or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Company or any of its ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409 or 502(c), (i) or (l) or 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Company or any of its ERISA Affiliates in connection with any such Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

        "Event of Default" means each of the events set forth in Section 7.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

        "Facilities" means all real property now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

        "First Funding Date" means the date of the funding of the First Loan.

        "First Loan" has the meaning set forth in Section 2.1A.

        "Fiscal Year" means the fiscal year of Company and its Subsidiaries ending on September 30 of each calendar year. For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which such Fiscal Year ends.

        "Funding Date" means the First Funding Date or the Second Funding Date, as applicable.

        "GAAP" means, subject to the limitations on the application thereof set forth in Section 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

        "Governmental Authority" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of any governmental or quasi-governmental unit, whether federal, state, county, district, city or other political subdivision or otherwise and whether now or hereafter in existence, or any officer or official thereof.

        "Governmental Authorization" means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

        "Hazardous Materials" means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority, or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of the Facilities.

        "Hedge Agreement" means the Master Repurchase Agreement entered into by and between Company and Goldman, Sachs & Co. as it may be amended, supplemented or otherwise modified from time to time.

        "Indebtedness", as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, and (iv) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person. Trade credit incurred in the ordinary course of business on customary trade terms shall not constitute Indebtedness.

        "Indemnitee" has the meaning assigned to that term in Section 9.3.

        "Interest Capitalization Note" means the promissory note issued by Company pursuant to Section 2.2C, substantially in the form of Exhibit II annexed hereto, as it may be amended, supplemented or otherwise modified from time to time.

        "Interest Payment Date" means, as provided under the Warehouse Agreement, the tenth (10th) day of each month, provided that if such tenth (10th) day is not a Business Day, the Interest Payment Date for such month shall be the next succeeding Business Day.

        "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter.

        "Investment" means (i) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, stock or other Securities of any other Person, or (ii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Company or any of its Subsidiaries to any other Person including a Subsidiary of Company, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

        "Joint Venture" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

        "Junior Subordinated Loans" means the First Loan and the Second Loan made hereunder in the aggregate principal amount of not more than $500,000, other than the Loans evidenced by the Interest Capitalization Note.

        "Junior Subordinated Loan Obligations" means all obligations of every nature of Company from time to time owed to Lender under the Loan Documents, whether for principal, interest, fees, expenses, indemnification or otherwise.

        "Lender" has the meaning set forth in the Introduction to this Agreement.

        "Lien" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest, and any mechanic's liens) and any credit insurance arrangement, option, trust or other preferential arrangement having the practical effect of any of the foregoing.

        "Loans" means the First Loan and the Second Loan made by the Lender to Company pursuant to Section 2.1A., and loans with respect to the capitalization of interest evidenced by the Interest Capitalization Note.

        "Loan Documents" means this Agreement and the Notes.

        "Loan Origination Guidelines" means Company's loan origination guidelines relating to Eligible Assets, attached as Schedule 1.1(b) to the Senior Subordinated Loan Agreement, as modified from time to time in accordance with the terms of the Senior Subordinated Loan Agreement.

        "Margin Stock" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

        "Material Adverse Effect" means (i) a material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries or (ii) the impairment of the ability of Company to perform, or of Lender to enforce, the Junior Subordinated Loan Obligations.

        "Maturity Date" means October 1, 2004.

        "Multiemployer Plan" means a "multiemployer plan", as defined in Section 3(37) of ERISA, to which Company or any of its ERISA Affiliates is contributing, or ever has contributed, or to which Company or any of its ERISA Affiliates has, or ever has had, an obligation to contribute.

        "Notes" means (i) the promissory note of Company issued pursuant to Section 2.1B on the date hereof, and (ii) the Interest Capitalization Note, collectively, as they may be amended, supplemented or otherwise modified from time to time.

        "Notice of Borrowing" means a notice delivered by Company to Lender pursuant to Section 2.1B with respect to the First Loan or the Second Loan, as applicable.

        "Officers' Certificate" means, for any Person, a certificate executed on behalf of such Person by its chairman of the board (if an officer) or its president or one of its vice presidents and by its chief financial officer or its treasurer, or one of its managers; provided that every Officers' Certificate with respect to the compliance with a condition precedent to the making of any Loans hereunder shall include (i) a statement that the officers or managers making or giving such Officers' Certificate have read such condition and any definitions or other provisions contained in this Agreement relating thereto, (ii) a statement that, in the opinion of the signers, they have made or have caused to be made such examination or investigation as is necessary to enable them to express an informed opinion as to whether or not such condition has been complied with, and (iii) a statement as to whether, in the opinion of the signers, such condition has been complied with.

        "Operating Agreement" means the Amended and Restated Operating Agreement dated as of October 1, 1997 among SunAmerica Life Insurance Company, MLQ Investors, L.P., and Falcon Auto Venture LLC (as amended and supplemented from time to time, including by the First Amendment to Amended and Restated Operating Agreement dated as of January 7, 1998) as such agreement may be further amended, supplemented or otherwise modified from time to time.

        "Operating Lease" means, as applied to any Person, any lease of any property that is not a Capital Lease, other than any such lease under which that Person is the lessor.

        "PBGC" means the Pension Benefit Guaranty Corporation (or any successor thereto).

        "Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

        "Permitted Encumbrances" means the following types of Liens (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA):

            (i)  Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by Section 5.3;

           (ii)  statutory Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

          (iii)  Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (iv)  any attachment or judgment Lien not constituting an Event of Default under Section 7.8;

           (v)  leases or subleases granted to others not interfering in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries;

          (vi)  easements, rights-of-way, restrictions, minor defects, encroachments or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries;

         (vii)  any (a) interest or title of a lessor or sublessor under any lease permitted by Section 6.8, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (b); and

        (viii)  Liens arising from filing UCC financing statements relating solely to leases permitted by this Agreement.

        "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

        "Potential Event of Default" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

        "Proceeding" means any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of a Person.

        "Release" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the environment, or into or out of any Facility.

        "Restricted Junior Payment" means (i) any dividend or other distribution, direct or indirect, on account of any Company Member Interests now or hereafter outstanding, except a dividend payable solely in additional member interests, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Company Member Interests now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any Company Member Interests now or hereafter outstanding, and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

        "Sale/Leaseback Program" means the sale and leaseback financing program described in the Loan Origination Guidelines.

        "Second Funding Date" means the date of the funding of the Second Loan.

        "Second Loan" has the meaning set forth in Section 2.1A.

        "Securities" means any stock, limited liability company interests, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

        "Securitization Transaction" means a securitization of Eligible Assets financed hereunder with a Subsidiary of Company in rated (by a nationally recognized statistical rating organization) asset backed transactions on terms acceptable to Requisite Lenders under the Senior Subordinated Loan Agreement.

        "Senior Loan Obligations" means all obligations of every nature of Company now or hereafter existing for Indebtedness for borrowed money and Capital Leases permitted to be incurred hereunder, including any promissory note or other document or instrument delivered pursuant thereto, and all amendments, extensions or renewals thereof, in each case whether for principal, interest (including, without limitation, interest that, but for the filing of a petition in bankruptcy with respect to Company, would accrue on such obligations), fees, expenses or otherwise, whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred and all or any portion of such obligations that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from any Senior Lender as a preference, fraudulent transfer or otherwise.

        "Senior Lender" means any holder of Senior Loan Obligations.

        "Senior Subordinated Lenders" has the meaning set forth in the Recitals to this Agreement.

        "Senior Subordinated Loan Obligations" means all obligations of every nature of Company from time to time owed to any Senior Subordinated Lender, whether for principal, interest, fees, expenses, indemnification or otherwise.

        "Solvent" means, with respect to any Person, that as of the date of determination both (A) (i) the then fair saleable value of the property of such Person is (y) greater than the total amount of liabilities (including contingent liabilities) of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (B) such Person is "solvent" within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

        "Subordinated Indebtedness" means any Indebtedness of Company subordinated in right of payment to the Junior Subordinated Loan Obligations pursuant to documentation containing maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms in form and substance satisfactory to Lender.

        "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

        "Tax" or "Taxes" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided that "Tax on the overall net income" of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person's principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person is deemed to be doing business on all or part of the net income, profits or gains of that Person (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise).

        "UCC" means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

        "Warehouse Agreement" has the meaning assigned to that term in the Recitals to this Agreement.

1.2    Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.

        Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lender pursuant to Section 5.1(i) shall be prepared in accordance with GAAP as in effect at the time of such preparation.

1.3    Other Definitional Provisions.

        References to "Sections" shall be to Sections of this Agreement unless otherwise specifically provided. Any of the terms defined in Section 1.1 may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

Section 2.    AMOUNT AND TERMS OF LOAN

2.1    Amount; Notes.

        A.    Commitment.    Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, Lender hereby agrees to lend to Company from time to time during the period from the Closing Date to but excluding the Commitment Termination Date an aggregate amount not exceeding $500,000 to be used for working capital purposes. Lender's Commitment shall expire on the Commitment Termination Date and all Loans and all other amounts owed hereunder with respect to the Loans and the Commitment shall be paid in full no later than that date. Amounts borrowed under this Section 2.1A once repaid may not be reborrowed. Lender shall make an initial loan of $300,000 (the "First Loan") on a date to be determined by the Company subject to compliance with the conditions set forth in Section 3.1. Lender shall make a second loan of $200,000 (the "Second Loan") on a date to be determined by the Company subject to compliance with the conditions set forth in Section 3.2.

        B.    Borrowing Mechanics.    Loans evidenced by the Interest Capitalization Note shall be in the amounts calculated according to Section 2.2C of this Agreement. When Company desires that Lender make the First Loan or the Second Loan, as applicable, it shall deliver to Lender a Notice of Borrowing no later than 12:00 noon (New York time) on the Business Day at least two (2) Business Days in advance of the proposed Funding Date, in which case Lender shall fund the First Loan or the Second Loan, as applicable, by 12:00 noon (New York time) on the applicable Funding Date. The Notice of Borrowing shall specify the proposed Funding Date (which shall be a Business Day). A Notice of Borrowing shall be irrevocable and Company shall be bound to make a borrowing in accordance therewith.

        C.    Disbursement of Funds.    Upon satisfaction or waiver of the conditions precedent specified in Sections 3.1 (in the case of the First Loan) and 3.2 (in the case of the Second Loan), Lender shall make the proceeds of such Loans available to Company on the applicable Funding Date by wire transfer to the applicable Account(s) of Company set forth on Schedule 2.1 annexed hereto.

        D.    Notes.    Company shall execute and deliver to Lender on the date hereof (i) a Note substantially in the form of Exhibit I annexed hereto to evidence Lender's Loans, in the principal amount of $500,000, and (ii) an Interest Capitalization Note substantially in the form of Exhibit II annexed hereto to evidence Lender's Loans representing capitalized interest on all Loans.

2.2    Interest on the Loans.

        A.    Rate of Interest.    The Loans (including the Loans evidenced by the Interest Capitalization Note) shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at the rate of 12.0% per annum.

        B.    Interest Payments.    Interest on the Loans shall be payable in arrears on each Interest Payment Date, upon any prepayment of the Loans (to the extent accrued on the amount being prepaid) and at maturity (including final maturity); provided, that if a Loan is made during the period from and including a Cut-Off Date to and including the next succeeding Interest Payment Date, the interest accrued thereon shall not be payable on such Interest Payment Date, but shall be payable on the following Interest Payment Date and, in such case, interest shall be payable from the date of borrowing to but excluding such following Interest Payment Date.

        C.    Interest Capitalization Note.    Company shall, unless it otherwise notifies Lender, and provided that no Potential Event of Default or Event of Default shall have occurred and be continuing, pay one-fourth of the accrued and unpaid interest on the Loans (including the Interest Capitalization Note), by capitalizing such interest pursuant to the Interest Capitalization Note. The amount of interest evidenced by the Interest Capitalization Note shall (i) be evidenced by the making of a notation on the Interest Capitalization Note, (ii) be added to the principal of the Loans, (iii) bear interest at the rate of 12.0% per annum, and, (iv) unless otherwise expressly provided herein, be deemed part of the Loans for all purposes of this Agreement. The failure to make a notation of any Loan made under such Interest Capitalization Note shall not limit or otherwise affect the obligation of Company hereunder or under such Interest Capitalization Note with respect to the Loans and payments of principal or interest on such Interest Capitalization Note.

        D.    Default Rate.    Upon the occurrence and during the continuation of any Event of Default, the outstanding principal amount of the Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand at the rate of 14.0% per annum. Payment or acceptance of the increased rates of interest provided for in this Section 2.2D is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Lender.

        E.    Computation of Interest.    Interest on the Loans shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues. In computing interest on the Loans, the date of the making of each Loan shall be included, and the date of payment of such Loan shall be excluded.

2.3    Prepayments; General Provisions Regarding Payments.

        A.    Voluntary Prepayments.    Company may, upon not less than one (1) Business Day's prior written notice to Lender (which notice shall be received by Lender prior to noon, New York time), and not prior to payment in full of the Senior Loan Obligations and Senior Subordinated Loan Obligations, from time to time prepay the Loans to Lender in whole or in part. Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date.

        B.    General Provisions Regarding Payments.

          (i)    Manner and Time of Payment.    All payments by Company of principal, interest, fees and other Junior Subordinated Loan Obligations hereunder and under the Notes shall be made in same day funds and without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Lender or its agent not later than 12:00 Noon (New York time) on the date due at its office specified on the signature page hereto for the account of such Lender; funds received by Lender or its agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day.

          (ii)    Application of Payments to Principal and Interest.    All payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.

          (iii)    Application Order of Payments.    Aggregate principal and interest payments on the Loans shall be applied first to current interest on the Interest Capitalization Note, second to current interest on the promissory note of Company issued pursuant to Section 2.1B, third to principal of the Interest Capitalization Note, and fourth to principal of the promissory note of Company issued pursuant to Section 2.1B.

          (iv)    Payments on Business Days.    Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

          (v)    Notation of Payment.    Subject to the restrictions of Section 9.1, Lender agrees that before disposing of the Note held by it, or any part thereof (other than by granting participations therein), Lender will make a notation thereon of all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of the Loan made under such Note shall not limit or otherwise affect the obligations of Company hereunder or under such Note with respect to any Loan or any payments of principal of or interest on such Note.

2.4    Use of Proceeds.

        A.    Loans.    The proceeds of the Loans shall be used by Company for working capital purposes.

        B.    Margin Regulations.    No portion of the proceeds of any borrowing under this Agreement shall be used by Company or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation G, Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.5    Increased Costs; Taxes; Capital Adequacy.

        A.    Compensation for Increased Costs and Taxes.    If Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

            (i)  subjects Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of Lender) with respect to this Agreement or any of its obligations hereunder or any payments to Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder;

           (ii)  imposes, modifies or holds applicable any reserve (including, without limitation, any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender; or

          (iii)  imposes any other condition (other than with respect to a Tax matter) on or affecting Lender (or its applicable lending office) or its obligations hereunder;

and the result of any of the foregoing is to increase the cost to Lender of agreeing to make, making or maintaining the Loans hereunder or to reduce any amount received or receivable by Lender (or its applicable lending office) with respect thereto; then, in any such case, Company shall promptly pay to Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as Lender in its sole discretion shall determine) as may be necessary to compensate Lender for any such increased cost or reduction in amounts received or receivable hereunder. Lender shall deliver to

Company a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.5A, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

        B.    Withholding of Taxes.

          (i)    Payments to Be Free and Clear.    All sums payable by Company under this Agreement and the other Loan Documents shall be paid free and clear of and (except to the extent required by law) without any deduction or withholding on account of any Tax (other than a Tax on the overall net income of Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of Company or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

          (ii)    Grossing-up of Payments.    If Company or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Company to Lender under any of the Loan Documents:

            (a)   Company shall notify Lender of any such requirement or any change in any such requirement as soon as Company becomes aware of it;

            (b)   Company shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on Company) for its own account or (if that liability is imposed on such Lender) on behalf of and in the name of Lender;

            (c)   the sum payable by Company in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Lender receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

            (d)   within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Company shall deliver to Lender evidence satisfactory to Lender of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.

Section 3.    CONDITIONS TO LOANS

        The obligations of Lender to make the Loans hereunder are subject to the satisfaction of the following conditions.

3.1    Conditions to Effectiveness of this Agreement and the First Loan.

        The effectiveness of this Agreement and the obligation of Lender to make the First Loan on the First Funding Date are subject to prior or concurrent satisfaction of the following conditions:

        A.    Lender shall have received before the First Funding Date, in accordance with the provisions of Section 2.1B, an originally executed Notice of Borrowing, signed by the chief executive officer, the chief financial officer or the treasurer of Company or by any executive officer of Company designated by any of the above-described officers on behalf of Company in a writing delivered to Lender.

        B.    Company Documents.    On or before the First Funding Date, Company shall have delivered or caused to be delivered to Lender the following, each, unless otherwise noted, dated the First Funding Date:

            (i)  Certified copies of its Operating Agreement, together with a good standing certificate from the Secretary of State of the State of Delaware and each other state in which it is qualified as a foreign corporation or limited liability company to do business, each dated a recent date prior to the date hereof;

           (ii)  Resolutions of the managers and members of Company approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents, certified as of the First Funding Date by a manager or the Secretary of Company as being in full force and effect without modification or amendment;

          (iii)  Signature and incumbency certificates of its officers executing this Agreement and the other Loan Documents;

          (iv)  Executed originals of this Agreement and the other Loan Documents; and

           (v)  Such other documents as Lender may reasonably request.

        C.    Representations and Warranties; Performance of Agreements.    Company shall have delivered to Lender an Officer's Certificate, in form and substance satisfactory to Lender, to the effect that the representations and warranties in Section 4 hereof are true, correct and complete in all material respects on and as of the First Funding Date to the same extent as though made on and as of that date and that Company shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the First Funding Date except as otherwise disclosed to and agreed to in writing by Lender.

        D.    Completion of Proceedings.    All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Lender and its counsel shall be satisfactory in form and substance to Lender and such counsel, and Lender and such counsel shall have received all such counterpart originals or certified copies of such documents as Lender may reasonably request.

3.2    Conditions to the Second Loan.

        The obligation of Lender to make the Second Loan on the Second Funding Date is subject to prior or concurrent satisfaction of the following conditions:

        A.    Lender shall have received before the Second Funding Date, in accordance with the provisions of Section 2.1B, an originally executed Notice of Borrowing, in each case signed by the chief executive officer, the chief financial officer or the treasurer of Company or by any executive officer of Company designated by any of the above-described officers on behalf of Company in a writing delivered to Lender.

        B.    As of the Second Funding Date:

            (i)  The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of the Second Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date;

           (ii)  No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default;

          (iii)  Company shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Second Funding Date;

          (iv)  No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain Lender from making the Loan to be made by it on the Second Funding Date; and

           (v)  The making of the Second Loan on the Second Funding Date shall not violate any law including, without limitation, Regulation G, Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

Section 4.    COMPANY'S REPRESENTATIONS AND WARRANTIES

        In order to induce Lender to enter into this Agreement and to make the Loans hereunder, Company represents and warrants to Lender as of the First Closing Date, that the following statements are true, correct and complete:

4.1    Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.

        A.    Organization and Powers.    Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Company has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents, to carry out the transactions contemplated thereby and to issue and pay the Notes.

        B.    Qualification and Good Standing.    Company is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, and is in compliance with all licensing requirements required to carry out its business and operations at such time, except in jurisdictions where the failure to be so qualified or in good standing or licensed has not had and will not have a Material Adverse Effect.

        C.    Subsidiaries.    Company has no Subsidiaries as of the date hereof.

4.2    Authorization of Borrowing, etc.

        A.    Authorization of Borrowing.    The execution, delivery and performance of the Loan Documents and the issuance, delivery and payment of the Notes have been duly authorized by all necessary action on the part of Company.

        B.    No Conflict.    The execution, delivery and performance by Company of the Loan Documents, the issuance, delivery and payment of the Notes and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Company or any of its Subsidiaries, the Operating Agreement or other charter documents of Company or any of its Subsidiaries or any order, judgment or decree of any court or other agency of government binding on Company or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Company or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Company or any of its Subsidiaries, or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Company or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the date hereof and disclosed in writing to Lender.

        C.    Governmental Consents.    The execution, delivery and performance by Company of the Loan Documents, the issuance, delivery and payment of the Notes and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority.

        D.    Binding Obligation.    Each of the Loan Documents has been duly executed and delivered by Company and is the legally valid and binding obligation of Company, enforceable against Company in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

        E.    Valid Issuance of Company Member Interests.    The Company Member Interests have been duly and validly issued, and are fully paid and nonassessable. The issuance and sale of such Company Member Interests either (a) have been registered or qualified under applicable federal and state securities laws or (b) are exempt therefrom.

4.3    No Restricted Junior Payments.

        Neither Company nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted by Section 6.5.

4.4    Title to Properties; Liens.

        Company and its Subsidiaries have good, sufficient and legal title to all of their respective properties and assets reflected in the most recent financial statements delivered pursuant to Section 5.1, except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.6. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

4.5    Litigation; Adverse Facts.

        There is no action, suit, proceeding, arbitration or governmental investigation (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending or, to the knowledge of Company, threatened against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries that has had, or could reasonably be expected to result in, a Material Adverse Effect. Neither Company nor any of its Subsidiaries is (i) in violation of any applicable law that has had, or could reasonably be expected to result in, a Material Adverse Effect or (ii) subject to or in default with respect to any final judgment, writ, injunction, decree, rule or regulation of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that has had, or could reasonably be expected to result in, a Material Adverse Effect.

4.6    Payment of Taxes.

        Except to the extent permitted by Section 5.3, all tax returns and reports of Company and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes, assessments, fees and other governmental charges upon Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. Company knows of no proposed tax assessment against Company or any of its Subsidiaries which is not being actively contested by Company or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.7    Performance of Agreements; Materially Adverse Agreements.

        A.    Neither Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, would not have a Material Adverse Effect.

        B.    Neither Company nor any of its Subsidiaries is a party to or is otherwise subject to any agreement or instrument or any charter or other internal restriction which has had, or could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

4.8    Governmental Regulation.

        Neither Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Junior Subordinated Loan Obligations unenforceable.

4.9    Securities Activities.

        Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

4.10    Employee Benefit Plans.

        A.    Company and each of its ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan.

        B.    No ERISA Event has occurred or is reasonably expected to occur.

4.11    Certain Fees.

        No broker's or finder's fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, and Company hereby indemnifies Lender against, and agrees that it will hold Lender harmless from, any claim, demand or liability for any such broker's or finder's fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

4.12    Environmental Protection.

            (i)  the operations of Company and each of its Subsidiaries (including, without limitation, all operations and conditions at or in the Facilities) comply in all material respects with all Environmental Laws;

           (ii)  Company and each of its Subsidiaries have obtained all Governmental Authorizations under Environmental Laws necessary to their respective operations, and all such Governmental Authorizations are in good standing, and Company and each of its Subsidiaries are in compliance with all material terms and conditions of such Governmental Authorizations;

          (iii)  neither Company nor any of its Subsidiaries has received (a) any notice or claim to the effect that it is or may be liable to any Person as a result of or in connection with any Hazardous Materials or (b) any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or comparable state laws, and, to the best of Company's knowledge, none of the operations of Company or any of its Subsidiaries is the subject of any federal or state investigation relating to or in connection with any Hazardous Materials at any Facility or at any other location;

          (iv)  none of the operations of Company or any of its Subsidiaries is subject to any judicial or administrative proceeding alleging the violation of or liability under any Environmental Laws which if adversely determined could reasonably be expected to have a Material Adverse Effect; and

           (v)  neither Company nor any of its Subsidiaries has any contingent liability in connection with any Release of any Hazardous Materials by Company or any of its Subsidiaries.

4.13    Employee Matters.

        There is no strike or work stoppage in existence or threatened involving Company or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

4.14    Solvency.

        Company and each of its Subsidiaries is and, upon the incurrence of any Junior Subordinated Loan Obligations by Company on any date on which this representation is made, will be, Solvent.

4.15    Disclosure.

        No representation or warranty of Company or any of its Subsidiaries contained in any Loan Document or in any other document, certificate or written statement furnished to Lender by or on behalf of Company or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to Company, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Lender that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There is no fact known (or which should upon the reasonable exercise of diligence be known) to Company (other than matters of a general economic nature) that has had, or could reasonably be expected to result in, a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to Lender for use in connection with the transactions contemplated hereby.

Section 5.    COMPANY'S AFFIRMATIVE COVENANTS

        Company covenants and agrees that, until payment in full of the Loans and other Junior Subordinated Loan Obligations, unless Lender shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1    Financial Statements and Other Reports.

        Company will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Company will deliver to Lender:

          (i)    Year-End Financials:    as soon as available and in any event within 90 days after the end of each Fiscal Year, (a) the consolidated and consolidating balance sheets of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of Company that they fairly present the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (b) a narrative report describing the operations of Company and its Subsidiaries in the form prepared for presentation to senior management for such Fiscal Year, and (c) in the case of such consolidated financial statements, a report thereon of KPMG Peat Marwick LLP or other independent certified public accountants of recognized national standing selected by Company and satisfactory to Lender, which report shall be unqualified, shall express no doubts about the ability of Company and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

          (ii)    Officers' and Compliance Certificates:    together with each delivery of financial statements of Company and its Subsidiaries pursuant to subdivision (i) above, (a) an Officers' Certificate of Company stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officers' Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take with respect thereto; and (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 6;

          (iii)    Events of Default, etc.:    promptly upon any officer of Company obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that Lender has given any notice or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to Company or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 7.2, (c) of any condition or event that would be required to be disclosed in a current report filed by Company with the Securities and Exchange Commission on Form 8-K (Items 1, 2, 4, 5 and 6 of such Form as in effect on the date hereof) if Company were required to file such reports under the Exchange Act, or (d) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officers' Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

          (iv)    Litigation or Other Proceedings:    promptly upon any officer of Company obtaining knowledge of the institution of, or non-frivolous threat of, or any material development in, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries not previously disclosed in writing by Company to Lender that:

            (1)   if adversely determined, has a reasonable possibility of giving rise to a Material Adverse Effect; or

            (2)   seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

  written notice thereof together with such other information as may be reasonably available to Company to enable Lender and its counsel to evaluate such matters;

          (v)    Notices Under Other Documents:    with reasonable promptness, copies of any notices or other written information delivered pursuant to any requirement of any Senior Loan Document;

          (vi)    Other Information:    with reasonable promptness, such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by Lender.

5.2    Existence, etc.

        Except as permitted under Section 6.6, Company will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises material to its business.

5.3    Payment of Taxes and Claims; Tax Consolidation.

        A.    Company will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

        B.    Company will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Company or any of its Subsidiaries).

5.4    Maintenance of Properties; Insurance.

        Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Company and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof. Company will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business and the properties and businesses of its Subsidiaries against loss or damage of the kinds customarily carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses.

5.5    Inspection.

        Company shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by Lender to visit and inspect any of the properties of Company or any of its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Company may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may be reasonably requested.

5.6    Compliance with Laws, etc.

        Company shall, and shall cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, noncompliance with which could reasonably be expected to cause a Material Adverse Effect.

5.7    Company's Remedial Action Regarding Hazardous Materials.

        Company shall promptly take, and shall cause each of its Subsidiaries promptly to take, all necessary remedial action in connection with the presence, storage, use, disposal, transportation or Release of any Hazardous Materials on, under or about any Facility in order to comply with all applicable Environmental Laws and Governmental Authorizations. If Company or any of its Subsidiaries undertakes any remedial action with respect to any Hazardous Materials on, under or about any Facility, Company or such Subsidiary shall conduct and complete such remedial action in compliance with all applicable Environmental Laws, and in accordance with the policies, orders and directives of all federal, state and local governmental authorities except when, and only to the extent that, Company's or such Subsidiary's liability for such presence, storage, use, disposal, transportation or discharge of any Hazardous Materials is being contested in good faith by Company or such Subsidiary.

Section 6.    COMPANY'S NEGATIVE COVENANTS

        Company covenants and agrees that, until payment in full of the Loans and other Junior Subordinated Loan Obligations, unless Lender shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6. Notwithstanding any other provision of this Section 6, if the Senior Lenders or Senior Subordinated Lenders, pursuant to the Warehouse Agreement or the Senior Subordinated Loan Agreement, have consented to any action or omission on the part of the Company that would otherwise be restricted or required by a covenant in this Section 6, Lender shall be deemed to have consented to such action or omission pursuant to this Section 6.

6.1    Indebtedness.

        Other than Indebtedness that is subordinated or junior in right of payment to the Junior Subordinated Loan Obligations, Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

            (i)  Company may become and remain liable with respect to the Junior Subordinated Loan Obligations;

           (ii)  Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by Section 6.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

          (iii)  Company may become and remain liable with respect to Indebtedness in respect of Capital Leases; provided that such Capital Leases are permitted under the terms of Section 6.8;

          (iv)  Company may become and remain liable with respect to Indebtedness to any of its wholly-owned Subsidiaries, and any wholly-owned Subsidiary of Company may become and remain liable with respect to Indebtedness to Company or any other wholly-owned Subsidiary of Company; provided that (a) all such intercompany Indebtedness shall be evidenced by promissory notes, (b) all such intercompany Indebtedness owed by Company to any of its Subsidiaries shall be subordinated in right of payment to the payment in full of the Junior Subordinated Loan Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement, and (c) any payment by any Subsidiary of Company under any guaranty of the Junior Subordinated Loan Obligations shall result in a pro tanto reduction of the amount of any intercompany Indebtedness owed by such Subsidiary to Company or to any of its Subsidiaries for whose benefit such payment is made;

           (v)  Company may become and remain liable under the Warehouse Agreement in an aggregate principal amount permitted thereunder from time to time;

          (vi)  Company may become and remain liable under the Senior Subordinated Loan Agreement in an aggregate principal amount permitted thereunder from time to time;

         (vii)  Company may become and remain liable with respect to Indebtedness (other than Capital Leases) to finance the purchase price of assets (other than Eligible Assets) acquired after the Closing Date (as defined in the Senior Subordinated Loan Agreement) in the ordinary course of business in an aggregate principal amount for Company and its Subsidiaries not to exceed $500,000 at any time outstanding; and

        (viii)  Company and its Subsidiaries may become and remain liable with respect to Indebtedness incurred in connection with Securitization Transactions and the Sale/Leaseback Program.

6.2    Liens and Related Matters.

        A.    Prohibition on Liens.    Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any State or under any similar recording or notice statute, except:

            (i)  Permitted Encumbrances;

           (ii)  Liens securing Indebtedness under the Warehouse Agreement;

          (iii)  Liens securing Indebtedness under the Senior Subordinated Loan Agreement;

          (iv)  Liens incurred in connection with Securitization Transactions and the Sale/Leaseback Program; and

           (v)  Liens arising pursuant to Section 6 of the Hedge Agreement.

        B.    No Restrictions on Subsidiary Distributions to Company or Other Subsidiaries.    Except as provided herein, and in the Senior Subordinated Loan Agreement and the Warehouse Agreement, Company will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary's capital stock owned by Company or any other Subsidiary of Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (iii) make loans or advances to Company or any other Subsidiary of Company, or (iv) transfer any of its property or assets to Company or any other Subsidiary of Company.

6.3    Investments; Joint Ventures.

        Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

            (i)  Company and its Subsidiaries may make and own Investments in Cash Equivalents;

           (ii)  Company and its Subsidiaries may make intercompany loans to the extent permitted under Section 6.1(iv);

          (iii)  Company and its Subsidiaries may make Consolidated Capital Expenditures permitted by Section 6.7;

          (iv)  Company and its Subsidiaries may acquire Eligible Assets;

           (v)  Company and its Subsidiaries (i) may form bankruptcy-remote wholly-owned Subsidiaries for the sole purpose of acquiring Eligible Assets from Company and entering into Securitization Transactions or the Sale/Leaseback Program, and (ii) may establish the Sale/Leaseback Program and engage in Securitization Transactions; and

          (vi)  Company may make and own Investments pursuant to the terms of the Hedge Agreement.

6.4    Contingent Obligations.

        Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

            (i)  Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with the Sale/Leaseback Program and Securitization Transactions or other sales of assets;

           (ii)  Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of any Indebtedness of Company or any of its Subsidiaries permitted by Section 6.1;

          (iii)  Company may become and remain liable with respect to Contingent Obligations in respect of sale and repurchase obligations pursuant to the Hedge Agreement; and

          (iv)  Company may become and remain liable with respect to Contingent Obligations in respect of the Customer Obligations (as defined in the Warehouse Agreement) as required under the Warehouse Agreement.

6.5    Restricted Junior Payments.

        Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that Company may make distributions to its members necessary to pay income taxes solely attributable to such members' ownership in Company.

6.6    Restriction on Fundamental Changes.

        Company shall not, and shall not permit any of its Subsidiaries to, alter the corporate, capital or legal structure of Company or any of its Subsidiaries, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, sub-lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or fixed assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person, except:

            (i)  any Subsidiary of Company may be merged with or into Company or any wholly-owned Subsidiary of Company, or be liquidated, wound up or dissolved, or all or any substantial part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any wholly-owned Subsidiary of Company; provided that, in the case of such a merger, Company or such wholly-owned Subsidiary shall be the continuing or surviving corporation;

           (ii)  Company and its Subsidiaries may make Consolidated Capital Expenditures permitted under Section 6.7;

          (iii)  Company may make Asset Sales in connection with the Sale/Leaseback Program and Securitization Transactions; and

          (iv)  Company may make transfers pursuant to the Warehouse Agreement and the Hedge Agreement.

6.7    Consolidated Capital Expenditures.

        Company shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, except in the ordinary course of business in an aggregate amount not to exceed $500,000 in any Fiscal Year.

6.8    Restriction on Leases.

        Company shall not, and shall not permit any of its Subsidiaries to, become liable in any way, whether directly or by assignment or as a guarantor or other surety, for the obligations of the lessee under any lease, whether an Operating Lease or a Capital Lease except for (a) obligations incurred in the ordinary course of business if immediately after giving effect to the incurrence of liability with respect to such lease, the Consolidated Rental Payments at the time in effect during the then current Fiscal Year or any future period of 12 consecutive calendar months shall not exceed $500,000, and (b) obligations for leased office space not to exceed $200,000 in any Fiscal Year.

6.9    Transactions with Shareholders and Affiliates.

        Except for this Agreement, Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with Falcon Auto Venture LLC or its members on terms that are less favorable to Company or that Subsidiary, as the case may be, than those that might be obtained at the time on an arms' length basis.

6.10    Disposal of Subsidiary Stock.

        Company shall not, and shall not permit any of its Subsidiaries to directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity Securities of any of its Subsidiaries, except to Company, another Subsidiary of Company, or to qualified directors if required by applicable law.

6.11    Accounting Changes.

        A.    Company shall not, and shall not permit any of its Subsidiaries to, (i) make or permit any change in accounting principles or reporting practices, except as required or permitted by GAAP or (ii) change its Fiscal Year or fiscal quarters.

        B.    Company and its Subsidiaries will use one of the following accounting firms, or its successors:

      KPMG Peat Marwick LLP/Ernst & Young
      Arthur Andersen LLP
      Coopers & Lybrand/Price Waterhouse
      Deloitte & Touche

6.12    Limitation of Ranking of Future Indebtedness.

        Company shall not, directly or indirectly, incur, create, or suffer to exist any Indebtedness that is subordinate or junior in right of payment (to any extent) to any obligations under the Senior Loan Documents and that is senior or superior in right of payment (to any extent) to the Notes other than obligations of the Company under the Senior Subordinated Loan Agreement.

6.13    Stay, Extension and Usury Laws.

        Company shall not, and shall not permit any of its Subsidiaries to (to the extent each may lawfully do so), at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive Company from paying all or a portion of the principal of or premium, if any, interest or any other Junior Subordinated Loan Obligations on the Notes as contemplated herein, wherever enacted, now or at any time hereinafter in force, or that may materially affect the covenants or the performance by Company of its obligations hereunder in a manner inconsistent with the provisions hereof. Company expressly waives all benefit or advantage of any such law to the extent permitted by applicable law. If a court of competent jurisdiction prescribes that Company may not waive its rights to take the benefit or advantage of any stay or extension law or any usury law or other law in accordance with the prior sentence, then the obligation to pay interest on the Notes shall be reduced to the maximum legal limit under applicable law governing the interest payable in connection with the Notes and any amount of interest or premium, if any, paid by Company that is deemed illegal shall be deemed to have been a prepayment of principal (without penalty) on the Notes.

6.14    Amendment of Operating Agreement and Certain Agreements.

        Company shall not materially amend, supplement or otherwise materially modify its Operating Agreement without the consent of Lender. Company shall not amend, supplement or otherwise modify or waive its rights under the Senior Loan Documents or without the consent of Lender if such amendment, modification or waiver is, or has the effect of being, materially adverse to Company or Lender.

6.15    Amendments of Documents Relating to Subordinated Indebtedness.

        Company shall not, and shall not permit any of its Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Subordinated Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions thereof (or of any guaranty thereof), or change any collateral therefor (other than to release such collateral), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) that would be adverse to Company or Lender.

Section 7.    EVENTS OF DEFAULT

        If any of the following conditions or events ("Events of Default") shall occur:

7.1    Failure to Make Payments When Due.

        Failure to pay any installment of principal of the Loans when due, whether at stated maturity, by acceleration, by notice of prepayment or otherwise; or failure to pay any interest on the Loans or any fee or any other amount due under this Agreement within one (1) day after the date due; or

7.2    Default in Other Agreements.

          (i)  the occurrence of a Termination Event under the Warehouse Agreement; (ii) failure of Company or any of its Subsidiaries to pay when due (a) any principal of or interest on any Indebtedness (other than Indebtedness referred to in Section 7.1), (b) any Contingent Obligation, in each case beyond the end of any grace period provided therefor; or (iii) breach or default by Company or any of its Subsidiaries with respect to any other material term of (a) any evidence of any Indebtedness or any Contingent Obligation, or (b) any loan agreement, mortgage, indenture or other agreement relating to such Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

7.3    Intentionally Omitted.

7.4    Breach of Warranty.

        Any representation, warranty, certification or other statement made by Company or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by Company or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made provided, that if such default referred to in this Section 7.4 is susceptible of being cured, no Event of Default shall arise under this Section 7.4 unless such default shall remain uncured for a 30-day period after such occurrence, provided, further, however, that if the default is susceptible of cure but cannot reasonably be cured with such 30-day period and Company shall have commenced to cure such default within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, Company shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of 60 days from the original occurrence, whereupon an Event of Default shall arise under this Section 7.4; or

7.5    Other Defaults Under Loan Documents.

        Company shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other Section of this Section 7, provided, that if such default referred to in this Section 7.5 is susceptible of being cured, no Event of Default shall arise under this Section 7.5 unless such default shall remain uncured for a 30-day period after such occurrence, provided, further, however, that if the default is susceptible of cure but cannot reasonably be cured with such 30-day period and Company shall have commenced to cure such default within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, Company shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of 60 days from the original occurrence, whereupon an Event of Default shall arise under this Section 7.5; or

7.6    Involuntary Bankruptcy; Appointment of Receiver, etc.

          (i)  A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Company or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Company or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Company or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Company or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Company or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

7.7    Voluntary Bankruptcy; Appointment of Receiver, etc.

          (i)  Company or any of its Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Company or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Company or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of Company or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

7.8    Judgments and Attachments.

        Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $25,000 or (ii) in the aggregate at any time an amount in excess of $100,000 (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or

7.9    Dissolution.

        Any order, judgment or decree shall be entered against Company or any of its Subsidiaries decreeing the dissolution or split up of Company or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

7.10    Employee Benefit Plans.

        There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Company or any of its ERISA Affiliates in excess of $50,000 during the term of this Agreement; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds $100,000; provided, that if such default referred to in this Section 7.10 is susceptible of being cured, no Event of Default shall arise under this Section 7.10 unless such default shall remain uncured for a 30-day period after such occurrence, provided, further, however, that if the default is susceptible of cure but cannot reasonably be cured with such 30-day period and Company shall have commenced to cure such default within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, Company shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of 60 days from the original occurrence, whereupon an Event of Default shall arise under this Section 7.10; or

7.11    Material Adverse Effect.

        Any event or change shall occur that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

        THEN

          (i)  upon the occurrence of any Event of Default described in Section 7.6 or 7.7, and subject to Section 8.2, each of (a) the unpaid principal amount of and accrued interest on the Loans and (b) all other Junior Subordinated Loan Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company, and the obligation of Lender to make the Loans shall thereupon terminate; and

         (ii)  upon the occurrence and during the continuation of any other Event of Default, Lender may, by written notice to Company, declare all or any portion of the amounts described in clauses (a) and (b) above to be due and payable immediately after indefeasible payment in full of the Senior Loan Obligations and the Senior Subordinated Loan Obligations, and the same shall forthwith become immediately due and payable at such time. Lender agrees that it shall not Exercise Remedies except as permitted under Section 8.9.

        Notwithstanding anything contained in the preceding paragraph, if at any time within 60 days after an acceleration of the Loans pursuant to such paragraph Company shall pay all arrears of interest and all payments on account of principal which shall have become due under this Agreement otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than non-payment of the principal of and accrued interest on the Loans, which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 9.4 then Lender, by written notice to Company, may at its option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind Lender to a decision which may be made at the election of Lender and are not intended to benefit Company and do not grant Company the right to require Lender to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

Section 8.    SUBORDINATION

8.1    Junior Subordinated Loan Obligations Subordinate to Senior Loan Obligations and Senior Subordinated Loan Obligations.

        Company covenants and agrees, and Lender, by its execution of this Agreement likewise covenants and agrees, the Junior Subordinated Loan Obligations shall be junior and subordinate in right of payment to the prior indefeasible payment in full of all Senior Loan Obligations and Senior Subordinated Loan Obligations of Company in accordance with this Section 8. Except for the payment of regularly scheduled installments of interest on the Notes in accordance with the terms thereof, no direct or indirect payment on account of the Junior Subordinated Loan Obligations shall be made on, nor shall Lender accept or receive, nor shall any distribution of assets of Company be applied to the payment, purchase or other retirement of, the Junior Subordinated Debt Obligations unless and until the Senior Loan Obligations and the Senior Subordinated Loan Obligations are indefeasibly paid in full. In no event shall the Junior Subordinated Loan Obligations be prepaid, in whole or in part, without the prior written consent of each Senior Lender and each Senior Subordinated Lender.

8.2    Payment Over of Proceeds and Rights Upon Dissolution, Etc.

        (1)   In the event of any insolvency, bankruptcy or receivership case or proceeding or any dissolution, winding up, liquidation, reorganization or other similar proceedings relative to Company, its property or its operations (whether voluntary or involuntary and whether in bankruptcy, insolvency or receivership proceedings or otherwise) or upon an assignment for the benefit of creditors, or any other marshalling of the assets of Company, then (i) first, all Senior Loan Obligations (including any interest accruing subsequent to a filing of a petition in bankruptcy with respect to the Company, whether or not such interest is an allowed claim enforceable against Company in a bankruptcy proceeding under the Bankruptcy Code) shall be paid in full in cash, or payment provided for in cash or Cash Equivalents, and (ii) second, all Senior Subordinated Loan Obligations (including any interest accruing subsequent to a filing of a petition in bankruptcy with respect to the Company, whether or not such interest is an allowed claim enforceable against Company in a bankruptcy proceeding under the Bankruptcy Code) shall be paid in full before Lender shall be entitled to receive or retain any payment or distribution of assets from Company with respect to the Junior Subordinated Loan Obligations. In any such proceedings, any payment by Company on account of the Junior Subordinated Loan Obligations to which Lender would be entitled if the Junior Subordinated Loan Obligations were not subordinated to the Senior Loan Obligations and the Senior Subordinated Loan Obligations shall be paid by Company, or by Lender, if received by Lender, first, directly to the Senior Lenders on account of Senior Loan Obligations to the extent necessary to make payment in full in cash or Cash Equivalents of all Senior Loan Obligations, after giving effect to any concurrent payment or distribution to or for the benefit of the Senior Lenders with respect to Senior Loan Obligations, and second, directly to the Senior Subordinated Lenders to the extent necessary to make payment in full in cash or Cash Equivalents of all Senior Subordinated Loan Obligations, after giving effect to any concurrent payment or distribution to or for the benefit of the Senior Subordinated Lenders with respect to Senior Subordinated Loan Obligations.

        (2)   Lender shall duly and promptly take such action as any Senior Subordinated Lender may reasonably request (i) to collect the Junior Subordinated Loan Obligations for the account of Senior Lenders and Senior Subordinated Lenders and to file appropriate claims or proofs of claim in respect of the Junior Subordinated Loan Obligations, (ii) to execute and deliver to any Senior Subordinated Lender such powers of attorney, assignments, or other instruments as it may reasonably request in order to enable it to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the Junior Subordinated Loan Obligations, and (iii) to collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the Junior Subordinated Loan Obligations.

        (3)   Lender hereby irrevocably authorizes and empowers each Senior Subordinated Lender (and its representatives) to demand, sue for, collect and receive all payments and distributions with respect to the Junior Subordinated Loan Obligations and to file and enforce claims and proofs of claims or suit and take all such other actions (including, without limitation, voting the Junior Subordinated Loan Obligations in connection with any Proceeding) in the name of Lender or otherwise, as such Senior Subordinated Lender determines to be necessary or appropriate. If any Senior Subordinated Lender votes any claim in accordance with the authority granted hereby, Lender shall not be entitled to change or withdraw such vote.

        (4)   In no event shall Lender waive, forgive or cancel any claim Lender may now or hereafter have against Company unless and until the Senior Loan Obligations and the Senior Subordinated Loan Obligations are indefeasibly paid in full.

        (5)   In no event shall any Senior Subordinated Lender be liable to Lender for any failure to prove the Junior Subordinated Loan Obligations, to exercise any right with respect thereto or to collect any sums payable thereon.

        (6)   Unless and until the Senior Loan Obligations and the Senior Subordinated Loan Obligations are indefeasibly paid in full, Lender shall neither commence nor join with any other creditor of Company to commence any Proceeding against Company or commence any other action against Company to recover all or any part of the Junior Subordinated Loan Obligations.

8.3    Suspension of Payment When Senior Loan Obligations or Senior Subordinated Loan Obligations In Default; Continued Accrual of Interest.

        (1)   Unless Section 8.2 is applicable, if any default in the payment when due (whether at maturity or upon acceleration or mandatory prepayment or on any scheduled principal payment date or interest payment date, or otherwise) of any Senior Loan Obligations or any Senior Subordinated Loan Obligations (each a "Payment Default") shall at any time occur, then at all times thereafter until such default shall have been cured, or such default or the benefits of this sentence shall have been waived in writing by or on behalf of each Senior Lender and Senior Subordinated Lender that holds such Senior Loan Obligations or Senior Subordinated Loan Obligations, Company shall not, directly or indirectly, make any payment, including but not limited to scheduled payments with respect to accrued interest with respect to the Junior Subordinated Loan Obligations and interest thereon shall continue to accrue in accordance with the terms hereof.

        (2)   Unless Section 8.2 is applicable, upon the occurrence of an Event of Default under the Warehouse Agreement (other than for payment) or the Senior Subordinated Loan Agreement (other than for payment) (each a "Non-payment Default") Company may, to the extent of available cash and after payment in full of all Senior Loan Obligations and Senior Subordinated Loan Obligations then due, make scheduled payments of interest and interest shall continue to accrue in accordance with the terms hereof.

8.4    Subrogation to Rights of Holders of Senior Loan Obligations and Senior Subordinated Loan Obligations.

        No payment by Company of the Junior Subordinated Loan Obligations to which Lender would have been entitled except for the provisions of this Article Eight and which has been received by or paid over to Senior Lenders on account of the Senior Loan Obligations or to Senior Subordinated Lenders on account of the Senior Subordinated Loan Obligations shall, as between Company and its creditors, other than Senior Lenders, Senior Subordinated Lenders and Lender, be deemed to be a payment by Company to Senior Lenders in respect of the Senior Loan Obligations or to Senior Subordinated Lenders in respect of the Senior Subordinated Loan Obligations, and from and after the indefeasible payment in full of all Senior Loan Obligations and Senior Subordinated Loan Obligations, Lender shall be subrogated (without any duty on the part of Senior Lenders or Senior Subordinated Lenders to warrant, create, effectuate, preserve or protect such subrogation) to then or thereafter existing rights of Senior Lenders to receive payments made on the Senior Loan Obligations and Senior Subordinated Lenders to receive payments made on the Senior Subordinated Loan Obligations until the Junior Subordinated Loan Obligations shall be paid in full.

8.5    Payments Received In Contravention of this Agreement.

        If Lender shall receive any payment from Company on account of the Junior Subordinated Loan Obligations that Lender is not entitled to retain under the provisions of this Article Eight, any such payment so received shall be held in trust for Senior Lenders and Senior Subordinated Lenders and shall be paid first, to Senior Lenders on account of the Senior Loan Obligations to the extent necessary to make payment in full in cash or Cash Equivalents of all Senior Loan Obligations, after giving effect to any concurrent payment or distribution to or for the benefit of Senior Lenders with respect to the Senior Loan Obligations, and second, to Senior Subordinated Lenders on account of the Senior Subordinated Loan Obligations to the extent necessary to make payment in full in cash or Cash Equivalents of all Senior Subordinated Loan Obligations, after giving effect to any concurrent payment or distribution to or for the benefit of Senior Subordinated Lenders with respect to the Senior Subordinated Loan Obligations.

        Notwithstanding anything in this Article Eight to the contrary, Lender shall be entitled to retain the following distributions by Company in respect of its Junior Subordinated Loan Obligations:

(a) instruments, securities or other property distributed by Company to Lender pursuant to an order of a court of competent jurisdiction in a reorganization proceeding under any applicable bankruptcy law if such order states that such distribution gives effect to the subordination of the Junior Subordinated Loan Obligations to the Senior Loan Obligations and Senior Subordinated Loan Obligations provided for in this Article Eight; and (b) instruments or securities that are issued in respect of the Junior Subordinated Loan Obligations pursuant to reorganization proceedings under any applicable bankruptcy law that are junior and subordinate at least to the extent provided in this Article Eight to the payment of all Senior Loan Obligations and Senior Subordinated Loan Obligations then outstanding; provided that, notwithstanding clauses (a) and (b) above, it is understood and agreed that under no circumstances shall Lender be entitled to receive or retain any cash or Cash Equivalents in respect of its Junior Subordinated Loan Obligations during the pendency of any reorganization proceedings of Company or its Subsidiaries prior to the indefeasible payment in full in cash or Cash Equivalents of all Senior Loan Obligations and Senior Subordinated Loan Obligations.

8.6    Subordination Rights Not Imposed by Acts or Omissions of Senior Lenders, Senior Subordinated Lenders or Company; Further Assurances.

        Subject only to the provisions of the Warehouse Agreement or any other agreement creating Senior Loan Obligations, any Senior Lender may at any time and from time to time without the consent of or notice to Lender: (a) extend, renew, modify, waive or amend the terms of the Senior Loan Obligations; (b) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Loan Obligations; (c) release Company or any other Person liable in any manner for the Senior Loan Obligations or amend or waive the terms of any guaranty of the Senior Loan Obligations; (d) exercise or refrain from exercising any rights against Company or any other Person; (e) apply any sums by whomever paid or however realized to Senior Loan Obligations; and (f) take any other action that otherwise might be deemed to impair the rights of Lender. All of such actions may be taken by Senior Lenders without incurring responsibility to Lender and without impairing or releasing the obligations of Lender to Senior Lenders under this Agreement or otherwise affecting the subordination provisions or the relative priorities set forth in this Section 8.6.

        Subject only to the provisions of the Senior Subordinated Loan Agreement, any Senior Subordinated Lender may at any time and from time to time without the consent of or notice to Lender: (a) extend, renew, modify, waive or amend the terms of the Senior Subordinated Loan Obligations; (b) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Subordinated Loan Obligations; (c) release Company or any other Person liable in any manner for the Senior Subordinated Loan Obligations or amend or waive the terms of any guaranty of the Senior Subordinated Loan Obligations; (d) exercise or refrain from exercising any rights against Company or any other Person; (e) apply any sums by whomever paid or however realized to the Senior Subordinated Loan Obligations; and (f) take any other action that otherwise might be deemed to impair the rights of Lender. All of such actions may be taken by Senior Subordinated Lenders without incurring responsibility to Lender and without impairing or releasing the obligations of Lender to Senior Subordinated Lenders under this Agreement or otherwise affecting the subordination provisions or the relative priorities set forth in this Section 8.6.

        No right of any present or future Senior Lender or Senior Subordinated Lender to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of Company or anyone in custody of Company's assets or property or by any act or failure to act on the part of any Senior Lender or Senior Subordinated Lender or any other holder of Senior Loan Obligations or Senior Subordinated Loan Obligations, or by any non-compliance by Company with the terms, provisions or covenants of this Agreement regardless of any knowledge thereof which any such Senior Lender or Senior Subordinated Lender may have or otherwise be charged with.

        At any time or from time to time upon the request of Senior Lenders or Senior Subordinated Lenders, Lender shall execute and deliver such further documents and do such other acts and things as Senior Lenders or Senior Subordinated Lenders may reasonably request as necessary to effect fully the purposes of the subordination provisions contained in this Article Eight.

8.7    Provisions Solely to Define Relative Rights.

        The foregoing provisions regarding subordination are solely for the purpose of defining the relative rights of Senior Lenders with respect to the Senior Loan Obligations, Senior Subordinated Lenders with respect to the Senior Subordinated Loan Obligations and Lender with respect to the Junior Subordinated Loan Obligations, respectively. Such provisions are for the benefit of Senior Lenders (and their successors and assigns) with respect to the Senior Loan Obligations and Senior Subordinated Lenders (and their successors and assigns) with respect to the Senior Subordinated Loan Obligations and shall be enforceable by them directly against Lender (and its successors and assigns).

        No payment, distribution, purchase or other action may be taken by any Subsidiary of Company with respect to the Junior Subordinated Loan Obligations if Company would be prohibited by this Article Eight from taking such action.

8.8    No Impairment of Obligations.

        Nothing contained in this Agreement, the Warehouse Agreement or the Senior Subordinated Loan Agreement is intended to or shall impair, as between Company and Lender, the obligation of Company, which is unconditional and absolute, to fully pay and perform to Lender the Junior Subordinated Loan Obligations as and when the same shall become due in accordance with the terms of this Agreement, or is intended to or shall affect the relative rights against Company of Lender and creditors of Company other than Senior Lenders with respect to the Senior Loan Obligations and Senior Subordinated Lenders with respect to the Senior Subordinated Loan Obligations. The failure to make a payment on account of the Junior Subordinated Loan Obligations by reason of any provision of this Article Eight shall not be construed as preventing the occurrence of a Potential Event of Default or an Event of Default hereunder or a Potential Event of Default or an Event of Default under and as defined in any document evidencing the Senior Loan Obligations or Senior Subordinated Loan Obligations nor shall anything herein prevent Lender from exercising all remedies otherwise permitted by applicable law except as expressly provided in this Article 8.

8.9    Lender Exercising Remedies.

        Notwithstanding anything to the contrary set forth in this Agreement, prior to the indefeasible payment in full of the Senior Loan Obligations and the Senior Subordinated Loan Obligations, and except as set forth in Section 8.2 or otherwise with the prior written consent of each Senior Subordinated Lender, Lender may not demand for payment of or accelerate the Junior Subordinated Loan Obligations or take any action against Company pursuant to this Agreement (to take such actions is to "Exercise Remedies").

8.10    Intentionally Omitted.

8.11    No Assignment of Junior Subordinated Loan Obligations and Other Matters.

        Except as provided in Section 8.2, nothing in this Agreement shall constitute an assignment to Senior Lenders or Senior Subordinated Lenders of the Junior Subordinated Loan Obligations.

        Lender agrees not to initiate or prosecute or encourage any other Person to initiate or prosecute any claim, action or other proceeding challenging the enforceability of the Senior Loan Obligations or Senior Subordinated Loan Obligations or any liens and security interests securing the Senior Loan Obligations or Senior Subordinated Loan Obligations.

        The Senior Loan Obligations and Senior Subordinated Loan Obligations shall continue to be treated as Senior Loan Obligations and Senior Subordinated Loan Obligations, respectively, and the provisions of this Section 8 shall continue to govern the relative rights and priorities of Lender, Senior Lenders and Senior Subordinated Lenders even if all or part of the Senior Loan Obligations or Senior Subordinated Loan Obligations or the security interests securing the Senior Loan Obligations or Senior Subordinated Loan Obligations are subordinated, set aside, avoided or disallowed in connection with any Proceeding, and this Agreement shall be reinstated if at any time any payment of any of the Senior Loan Obligations or Senior Subordinated Loan Obligations is rescinded or must otherwise be returned by any holder of Senior Loan Obligations or Senior Subordinated Loan Obligations or any representative of such holder.

        Nothing in this Section 8.11 is intended to or shall relieve Lender from the obligations imposed under Section 8.5 with respect to monies or other distributions received in violation of the provisions hereof.

Section 9.    MISCELLANEOUS

9.1    Assignments and Participations in Loan.

        Lender shall not have the right at any time to (i) sell, assign, transfer or negotiate to any other Person or (ii) sell participations to any Person in, all or any part of the Loan or any other interest herein or in any other obligations owed to it.

9.2    Expenses.

        Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (i) all the actual and reasonable costs and expenses of preparation of the Loan Documents; (ii) all the costs of Company's performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including, without limitation, with respect to confirming compliance with environmental and insurance requirements; (iii) the reasonable fees, expenses and disbursements of counsel to Lender in connection with the negotiation, preparation, execution and administration of the Loan Documents and the Loan and any consents, amendments, waivers or other modifications hereto or thereto and any other documents or matters requested by Company; (iv) all other actual and reasonable costs and expenses incurred by Lender in connection with the negotiation, preparation and execution of the Loan Documents and the transactions contemplated hereby and thereby; and (v) after the occurrence of an Event of Default, all costs and expenses, including reasonable attorneys' fees and costs of settlement, incurred by Lender in enforcing any Junior Subordinated Loan Obligations of or in collecting any payments due from Company hereunder or under the other Loan Documents by reason of such Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings.

9.3    Indemnity.

        In addition to the payment of expenses pursuant to Section 9.2, whether or not the transactions contemplated hereby shall be consummated, Company agrees to defend, indemnify, pay and hold harmless Lender, and the officers, directors, employees, counsel, agents and affiliates of Lender (collectively called the "Indemnitees") from and against all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including, without limitation, securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including, without limitation, Lender's agreement to make the Loan hereunder or the use or intended use of the proceeds of any of the Loan) (collectively called the "Indemnified Liabilities"); provided that Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction. To the extent that the undertaking to defend, indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.

9.4    Amendments and Waivers.

        No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, or consent to any departure by Company therefrom, shall in any event be effective without the written concurrence of Lender and Senior Subordinated Lenders; provided that any such amendment, modification, termination, waiver or consent that: reduces the principal amount of the Loan; postpones the scheduled final maturity date of any of the Loan; postpones the date on which any interest is payable; decreases the interest rate borne by the Loan (other than any waiver of any increase in the interest rate applicable to the Loan pursuant to Section 2.2D); or changes in any manner the provisions contained in Section 7 (other than any waiver of any Event of Default (other than one arising under Section 7.1)) or this Section 9.4 shall be effective only if evidenced by a writing signed by or on behalf Lender and Senior Subordinated Lenders. In addition, no amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Company in any case shall entitle Company to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.4 shall be binding upon Lender at the time outstanding, each future Lender and, if signed by Company, on Company.

9.5    Independence of Covenants.

        All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

9.6    Notices.

        Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, telexed or sent by United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telecopy or telex, or four (4) Business Days after depositing it in the United States mail, registered or certified, with postage prepaid and properly addressed. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or such other address as shall be designated by such Person in a written notice delivered to the other parties hereto.

9.7    Survival of Representations, Warranties and Agreements.

        A.    All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loan hereunder.

        B.    Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Company set forth in Sections 2.4, 4.11, 9.2, 9.3 and 9.17 and the agreements of Lender set forth in Section 9.17 shall survive the payment of the Loan and the termination of this Agreement.

9.8    Failure or Indulgence Not Waiver; Remedies Cumulative.

        No failure or delay on the part of Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.9    Marshalling; Payments Set Aside.

        Lender shall be under no obligation to marshal any assets in favor of Company or any other party or against or in payment of any or all of the Junior Subordinated Loan Obligations. To the extent that Company makes a payment or payments to Lender and such payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment had not been made.

9.10    Severability.

        In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

9.11    Headings.

        Section and Subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

9.12    Applicable Law.

        THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

9.13    Successors and Assigns.

        This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lender (it being understood that Lender's rights of assignment are subject to Section 9.1). Neither Company's rights or obligations hereunder nor any interest therein may be assigned or delegated by Company without the prior written consent of Lender.

9.14    Consent to Jurisdiction and Service of Process.

        ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST COMPANY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OBLIGATION MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT COMPANY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY

AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, SUCH OTHER LOAN DOCUMENT OR SUCH OBLIGATION.

9.15    Waiver of Jury Trial.

        EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOAN MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

9.16    Counterparts; Effectiveness.

        This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

9.17    Confidentiality.

        Each party to this Agreement shall hold all non-public information obtained pursuant to the requirements of this Agreement that has been identified as confidential by Company or Lender in accordance with such Person's customary procedures for handling confidential information of this nature, it being understood and agreed that in any event each party to this Agreement may make disclosures to Affiliates of such party, disclosures to its agents, auditors, consultants and counsel who have been advised of these provisions or disclosures required or requested by any governmental agency or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each party to this Agreement shall notify the other party to this Agreement of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition of Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; and provided, further that in no event shall Lender be obligated or required to return any materials furnished by Company or any of its Subsidiaries.

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COMPANY:
FALCON FINANCIAL, LLC

	By:	/s/ DAVID A. KARP
		Name:	David A. Karp
		Title:	Chief Operating Officer
Notice Address:
2015 West Main Street Stamford, CT 06902
			Attn:	Vernon Schwartz David Karp
LENDER:
FALCON AUTO VENTURE LLC

	By:	/s/ DAVID A. KARP
		Name:	David A. Karp
		Title:	Manager
Notice Address:
2015 Main Street Stamford, Connecticut 06902
			Attn:	David Karp

S-1

        ACKNOWLEDGED AND AGREED as of the date first above written pursuant to Section 6.16 of the Senior Subordinated Loan Agreement.

SUNAMERICA LIFE INSURANCE COMPANY

By:	/s/ JOHN G. LAPHAM, III
	Name:	John G. Lapham, III
	Title:	Authorized Agent

GOLDMAN SACHS MORTGAGE COMPANY
By:	GOLDMAN SACHS REAL ESTATE FUNDING CORP., its general partner

By:	/s/ ROBERT CHRISTIE
	Name:	Robert Christie
	Title:	Vice President

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EXHIBIT I

[FORM OF NOTE]

FALCON FINANCIAL, LLC

JUNIOR SUBORDINATED PROMISSORY NOTE DUE OCTOBER 1, 2004

$500,000	____________, 1999

        FOR VALUE RECEIVED, FALCON FINANCIAL, LLC, a Delaware limited liability company ("Company"), promises to pay to the order of FALCON AUTO VENTURE LLC ("Payee"), on or before October 1, 2004, the lesser of (x) Five Hundred Thousand Dollars ($500,000) and (y) the unpaid principal amount of the Loan under the Loan Agreement referred to below.

        Company also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Junior Subordinated Loan Agreement dated as of April 19, 1999, (as it may be amended, supplemented or otherwise modified from time to time, the "Loan Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined) by and among Company and Lender.

        This Note is the Company's "Note" in the aggregate principal amount of $500,000 and is issued pursuant to and entitled to the benefits of the Loan Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loans evidenced hereby was made and is to be repaid.

        All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the office of Payee located at 2015 Main Street, Stamford, CT 06902, or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Loan Agreement. Each of Payee and any subsequent permitted assignee of this Note agrees, by its acceptance hereof, that before disposing of this Note or any part hereof (other than by granting participations herein) it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Company hereunder with respect to payments of principal of or interest on this Note.

        Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

        THE LOAN AGREEMENT AND THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

        Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Loan Agreement.

        The terms of this Note are subject to amendment only in the manner provided in the Loan Agreement.

        This Note is subject to restrictions on transfer or assignment as provided in Section 9.1 of the Loan Agreement.

        No reference herein to the Loan Agreement and no provision of this Note or the Loan Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

        Company promises to pay all costs and expenses, including reasonable attorneys' fees of one counsel, all as provided in Section 9.2 of the Loan Agreement, incurred in the collection and enforcement of this Note. Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

        IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

FALCON FINANCIAL, LLC

By:
Name: Title:

TRANSACTIONS
ON
NOTE

Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT II

[FORM OF INTEREST CAPITALIZATION NOTE]

FALCON FINANCIAL, LLC

PROMISSORY NOTE DUE OCTOBER 1, 2004

____________, 1999

        FOR VALUE RECEIVED, FALCON FINANCIAL, LLC, a Delaware limited liability company ("Company"), promises to pay to the order of FALCON AUTO VENTURE LLC ("Payee"), on or before October 1, 2004, the unpaid principal amount of all advances representing capitalized interest of the Loan made by Payee to Company under the Loan Agreement referred to below.

        Company also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Junior Subordinated Loan Agreement dated as of April 19, 1999, (as it may be amended, supplemented or otherwise modified from time to time, the "Loan Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined) by and among Company and Lender.

        This Note is the Company's "Interest Capitalization Note" and is issued pursuant to and entitled to the benefits of the Loan Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loans evidenced hereby was made and is to be repaid.

        All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the office of Payee located at 2015 Main Street, Stamford, CT 06902, or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Loan Agreement. Each of Payee and any subsequent permitted assignee of this Note agrees, by its acceptance hereof, that before disposing of this Note or any part hereof (other than by granting participations herein) it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Company hereunder with respect to payments of principal of or interest on this Note.

        Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

        THE LOAN AGREEMENT AND THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

        Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Loan Agreement.

        The terms of this Note are subject to amendment only in the manner provided in the Loan Agreement.

        This Note is subject to restrictions on transfer or assignment as provided in Section 9.1 of the Loan Agreement.

        No reference herein to the Loan Agreement and no provision of this Note or the Loan Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

        Company promises to pay all costs and expenses, including reasonable attorneys' fees of counsel, all as provided in Section 9.2 of the Loan Agreement, incurred in the collection and enforcement of this Note. Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

        IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

FALCON FINANCIAL, LLC

By:
Name: Title:

TRANSACTIONS
ON
NOTE

Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT III

[FORM OF COMPLIANCE CERTIFICATE]

COMPLIANCE CERTIFICATE

        THE UNDERSIGNED HEREBY CERTIFY THAT:

          (1)   We are the duly elected [Title] and [Title] of Falcon Financial, LLC, a Delaware limited liability company ("Company");

          (2)   We have reviewed the terms of that certain Junior Subordinated Loan Agreement dated as of April 19, 1999 (as it may be amended, supplemented or otherwise modified from time to time, the "Loan Agreement", the terms defined therein and not otherwise defined in this Certificate (including Attachment No. 1 annexed hereto and made a part hereof) being used in this Certificate as therein defined), by and among Company and the Lender and the terms of the other Loan Documents, and we have made, or have caused to be made under our supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by the attached financial statements; and

          (3)   The examination described in paragraph (2) above did not disclose, and we have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Potential Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth below].

        [Set forth [below] [in a separate attachment to this Certificate] are all exceptions to paragraph (3) above listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Company has taken, is taking, or proposes to take with respect to each such condition or event:

]

        The foregoing certifications, together with the computations set forth in Attachment No. 1 annexed hereto and made a part hereof and the financial statements delivered with this Certificate in support hereof, are made and delivered this       day of                        ,         pursuant to Section 5.1(ii) of the Loan Agreement.

FALCON FINANCIAL, LLC

By:
Name: Title:

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ATTACHMENT NO. 1
TO COMPLIANCE CERTIFICATE

        This Attachment No. 1 is attached to and made a part of a Compliance Certificate dated as of                        ,         and pertains to the period from                        ,         to                        ,        . Section references herein relate to Sections of the Loan Agreement.

A.	Indebtedness
	1.	Indebtedness permitted under Section 6.1(v):	$
	2.	Maximum permitted under Section 6.1(v):	$
	3.	Indebtedness permitted under Section 6.1(vi):	$
	4.	Maximum permitted under Section 6.1(vi):	$
B.	Consolidated Capital Expenditures
	1.	Consolidated Capital Expenditures for Fiscal Year-to-date:	$
	2.	Maximum amount of Consolidated Capital Expenditures permitted under Section 6.7 for Fiscal Year:	$
C.	Leases
	1.	Maximum Consolidated Rental Payments in effect during current Fiscal Year or any period of 12 consecutive calendar months:	$
	2.	Maximum permitted under Section 6.8:	$

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  EXHIBIT 10.12
ATTACHMENT NO. 1 TO COMPLIANCE CERTIFICATE